Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 10.57

(Amendment to umbrella agreement

in respect of placement

of regional advertising

 for members of

Television Station Groups)

Supplementary Agreement to Agreement No VT-23/0106 dated January 30, 2006.

Moscow	11 July 2007.

CTC Media, Inc., a Delaware corporation, hereinafter referred to as “CTC”, represented by its President and Chief Executive Officer Mr. A.E. Rodnyansky, acting pursuant to the resolution of the Board of Directors of 02.08.04 and Chief Operating Officer V.S. Khanumyan, acting pursuant to the power of attorney No 99NP of September 21, 2004, as a first party,

Closed Joint Stock Company “Video International “Trend” (OGRN 1027700294071 of October 9, 2002), hereinafter referred to as the “Agency”, represented by its Deputy General Director for Sales and Regional Network Development Ms. T.A. Vavilova, acting pursuant to the power of attorney of April 5, 2007, as a second party, and Closed Joint Stock Company “Video International Group of Companies”, hereinafter referred to as the “Company”, represented by its General Director Mr. S.A. Vasiliev, acting pursuant to the Charter, as a third party, hereinafter referred to as the “Parties”, executed this Supplementary Agreement to Agreement No VT-23/0106 dated January 30, 2006 (hereinafter referred to as the “Agreement”) as follows:

1. The Parties agree to vary their arrangements relating to their cooperation in marketing of the broadcast advertising of The First Entertainment CTC and Domashny television channels (hereinafter collectively referred to as the “TV Channels”).

Pursuant to section 1 of the Agreement, the Parties hereby approve the form of the agency contract (Appendix 1 hereto, hereinafter referred to as the “Broadcaster Contract”), which will be recommended to the network participants/broadcasters of CTC and Domashny TV, listed in Appendix 2 hereto  (hereinafter referred to as the “Broadcasters”) for execution with the Agency and/or subsidiary and associated companies of CJSC “Group Trend “Video International” (hereinafter referred to as the “Agency Companies”) and shall apply to the relations between the Parties as of April 1, 2007, in accordance with which the latter shall be granted exclusive rights up to December 31, 2010 to sell for the benefit of the Broadcasters regional advertising in the broadcasts of the Broadcasters’ TV Channels to third party advertisers (hereinafter referred to as

“Regional Advertising”). The Parties agree that amendments to the form of the Broadcaster Contract shall only be possible with the consent of the Parties hereto.

2. The Parties establish the following financial arrangements for their cooperation:

2.1. For the purpose of this Supplementary Agreement the definitions below have the following meanings:

Consolidated Minimum Sales means the aggregate minimum sales by the Agency/Agency Companies of the Broadcasters’ Regional Advertising, consisting of the individual minimum sales.

Consolidated Target Sales means the aggregate target sales by the Agency/Agency Companies of the Broadcasters’ Regional Advertising, consisting of the individual target sales.

Individual Minimum Sales means the minimum sales by the Agency/Agency Companies of the respective Broadcaster’s Regional Advertising.

Individual Target Sales means the target sales by the Agency/Agency Companies of the respective Broadcaster’s Regional Advertising.

The Parties agree that the sales amounts as set forth in this section shall be calculated inclusive of the fee of the Agency/Agency’s Companies (agency fee for taking legal actions (contracting with the clients) and other actions of the Agency/Agency’s Companies.

2.2. The Parties agree that the target sales for April to December of 2007 shall be:

•  Individual Minimum Sales and Individual Target Sales for April - December of 2007 are set forth in Appendix 2 hereto. The Individual Minimum Sales and Individual Target Sales shall be set in US Dollars, inclusive of VAT at the rate applicable under current Russian law, whereas the equivalent in Russian rubles shall be calculated monthly using the exchange rate published by the Russian Central Bank for the last day of the month.

•  Consolidated Minimum Sales for April to December of 2007 shall be equal to at least the rubles equivalent of US$ [**] US Dollars), inclusive of VAT at the rate applicable under current Russian law, whereas the equivalent in US Dollars shall be calculated monthly using the exchange rate, published by the Russian Central Bank for the last day of the month.

Of the said amount:

•  April to June of 2007  - at least the ruble equivalent of US$ [**] US Dollars), inclusive of VAT;

•  July to September 2007 - at least the ruble equivalent of US$ [**] US Dollars), inclusive of VAT;

•  October to December 2007 - at least the ruble equivalent of US$ [**] US Dollars), inclusive of VAT;

•  Consolidated Target Sales for April to December of 2007 shall be equal to at least the ruble equivalent of US$ [**] US Dollars), inclusive of VAT at the rate applicable under current Russian law, whereas the equivalent in Russian rubles shall be calculated monthly using the exchange rate published by the Russian Central Bank for the last day of the month.

Of the said amount:

•  April to June of 2007  - at least the ruble equivalent of US$ [**] US Dollars), inclusive of VAT;

•  July to September 2007 - at least the ruble equivalent of US$ [**] US Dollars), inclusive of VAT;

•  October to December 2007 - at least the ruble equivalent of US$ [**] US Dollars), inclusive of VAT;

Given the material change in circumstances, based on which the Parties originally entered into the Agreement, in particular:

•                                                         change in the number of Broadcasters originally agreed by the Parties to broadcast  Regional Advertising on the Broadcasters’ TV channels under the Agreement, Broadcaster Contracts and sales contracted by the Agency/Agency Companies;

•                                                         change in the agreed audience share of the TV Channels;

•                                                         part 3 of article 14 of the RF Federal Law No 38-FZ “On Advertising” dated March 13, 2006 having entered into effect from January 1, 2008.

The Parties agreed that the Broadcasters’ gross revenues received by the Broadcasters for the broadcasting of the Regional Advertising on the Broadcasters’ TV channels (Consolidated Target Sales) for the period of  January 1, 2008 to December 31, 2010 shall be reviewed and renegotiated by the Parties separately no later than November 1, 2007.  If the amounts of the Consolidated Target Sales for the entire period of January 1, 2008 to December 31, 2010 are not determined for whatever reason, the Parties shall in any case determine such sales amounts no later than November 1 of each year in respect of the following calendar year.

The Parties agreed to negotiate (execute) annually commencing from the year 2007, but no later than by November 1 of the respective year, an Addendum to the Agreement (and respective addenda to the Broadcaster Contracts), which shall set forth the revenues to be received by the Broadcasters from the sales of the Broadcasters’ Regional Advertising for the following year.

The Parties agree that the approved Consolidated Target Sales for the Broadcasters for the years 2008 – 2010 are the sales targets, the achievement of which shall be the Agency’s objective subject to CTC meeting the targets set forth in this Supplementary Agreement (sections 3, 10 and 11). The target performance calculation for the previous year shall be completed on an annual basis no later than January 30 of the following year, which should be reflected in the Broadcaster Contracts.  The Consolidated Target Sales are agreed as base amounts with respect to each calendar year of the term of the Agreement and this Supplementary Agreement and in no case shall these be calculated cumulatively for several (or three) years of the term of the Agreement and this Supplementary Agreement.

2.3. The Parties agree that, provided the exclusivity condition is satisfied as set forth in section 1 hereof, and also subject to compliance with section 10 hereof regarding the amounts of Regional Advertising time to be made available on the TV Channels launched by the Broadcasters, the Agency/Agency Companies shall make every effort to sell the Broadcasters’ Regional Advertising time such that the Consolidated Target Sales and Individual Target Sales set forth in section 2.2 hereof for April to December of 2007 are achieved for each respective period (quarter).

3. The Parties confirm that the fees of the Agency/Agency Companies (agent’s fee for legal (entering into transactions with the advertising clients) and other actions of the Agency/Agency Companies) for the period of April to December of 2007 shall amount to 25,000 rubles (Twenty Five Thousand Rubles), including VAT at the current rate applicable under Russian law, per month per each Broadcast Contract.

The Parties agree that in the event aggregate Regional Advertising Sales for all Broadcasters in any fiscal quarter during 2007 exceed Consolidated Minimum Sales for the respective quarter of 2007, as established by the Parties in section 2.2 hereof, but is below Consolidated Target Sales, CTC guarantees the payment to the Agency/Agency Companies of an additional agency fee in an amount equal to the difference between actual aggregate Regional Advertising Sales and Consolidated Minimum Sales.  If the Agency/Agency Companies fail to achieve Consolidated Minimum Sales for any fiscal quarter during 2007, an additional fee shall only be payable in respect of sales of the advertising of those Broadcasters, for which the Individual Minimum Sales have been achieved.

The Parties agree that in the event that the aggregate Regional Advertising Sales for all Broadcasters in any fiscal quarter in 2007 exceed Consolidated Target Sales, in addition to the agency fees set forth above, CTC guarantees the payment to the Agency/Agency Companies of an additional agency fee in the amount equal to 18% (Eighteen percent) of the amount by which aggregate Regional Advertising Sales of the Broadcasters exceeds Consolidated Target Sales for such quarter. If the Agency/Agency Companies fail to achieve Consolidated Target Sales for any fiscal quarter an additional fee shall only be payable in respect of sales of the advertising of those Broadcasters, for which the Individual Minimum Sales have been achieved.

The results for each quarter of 2007 should be calculated by the Parties no later than 15 (Fifteenth) day of the month following such quarter.

The Parties confirm that for the years 2008 to 2010 the rate of the fee payable to Agency/Agency Companies (agent’s fee for legal (contracting with the clients) and other actions of the Agency/Agency Companies) shall be 15% (Fifteen percent) of the Broadcasters Actual Gross Revenues, generated by the sales of Regional Advertising broadcast on such Broadcasters’ TV Channels. The term “Broadcaster’s Actual Gross Revenue” is defined in the Broadcaster Contract, which form is attached hereto as Appendix 1.

The terms of payment for the services of the Agency/Agency Companies shall be as agreed and set forth in the Broadcaster Contract attached hereto as Appendix 1.

The Parties agree that in the event that the Agency/Agency Companies enter into contract for sale of advertising time, including during the year 2007 (a) within the Broadcasters’ regional  broadcasts; (b) in additional territories or (c) in the broadcasts by media companies other than those listed in Appendix 2 hereto, the rate of the fee payable to the Agency/Agency Companies (agent’s fee for legal (contracting with the clients) and other actions of the Agency/Agency Companies) shall be 15% (Fifteen percent), including VAT at the current rate applicable under Russian law, of the amount of actual gross advertising revenues for the reporting period, generated by the sales of Regional Advertising of respective media companies/Broadcasters in such territories. Such gross advertising revenues shall not be included in the calculation of Consolidated Minimum Sales or Consolidated Target Sales.

4. Until December 31, 2010, the Parties further agree that as at the end of each calendar month at least 80% (Eighty percent) of the amount due for the Regional Advertising broadcast during such month should have been paid by the advertising clients in a timely manner. The remaining 20% (Twenty percent) due for such services should be paid by the advertising clients no later than within 60 (Sixty) calendar days from the end of the month in which the services were provided.  If after 60 (Sixty) calendar days from the end of such month, such services have not been paid for in full by the advertising clients (hereinafter such accounts receivable are referred to as “Doubtful Debt”), the advertising ordered to be broadcast by such clients shall be removed from the relevant Broadcaster’s broadcasts and shall not be accepted for broadcasting until such Client’s Doubtful Debt has been paid in full.

If Doubtful Debt has not paid within 60 (Sixty) calendar days from the end of the month in which the relevant advertising was broadcast, the Agency agrees, at its own expense, to pay to the applicable Broadcaster any amount of Doubtful Debt in excess of the Doubtful Debt threshold, set forth in the section 5 hereof, except when a systemic risk materializes as defined in section 7 hereof.

5. The Doubtful Debt threshold is understood as an amount equal to 0.05% of the amount of Regional Advertising Sales (including VAT) of the respective Broadcaster in the respective month of the term of the Agreement or the Broadcaster Contract.

6. The terms and conditions for the performance by the Agency of the obligations set forth in section 4 hereof:

6.1. The amount of the Doubtful Debt should be documented in a respective statement in accordance with the Broadcaster Contract. The agreement to purchase the Doubtful Debt shall be entered into between the Broadcaster, the Agency and the respective Agency company no later than 20th (Twentieth) day of the month, in which the payment of the Doubtful Debt is made, whereas the payment of the Doubtful debt should be made no later than 25th (Twenty Fifth) day of that month.

6.2. From the date the Agency paid to the respective Broadcaster the amount of the advertising client’s Doubtful Debt that is overdue under a respective contract with the non-paying client the Agency/Agency Companies shall no longer have an obligation to pay to the Broadcaster under its respective Broadcaster Contract that portion of such client’s principal debt, in respect of which the Agency has made the payment, and the Agency shall then hold the claim to such portion of the principal debt as the creditor of such non-paying client in its own right rather than to the benefit of the Broadcaster.

If an advertising client for which a Doubtful Debt has been settled on behalf of the  Broadcaster by the Agency (paid at its own expense) pursuant to the procedure described above, pays to the Agency/Agency Companies or the Broadcaster the Doubtful Debt earlier paid by the Agency, the Broadcaster agrees that the respective portion of the Doubtful Debt paid by such client, as well as any penalties claimed and recovered from such client for delay in payment (late payment interest, etc.) shall be retained by the Agency.

7.  The Parties define “systemic risk” as the occurrence of events that result in a significantly decreased ability on the part of advertising clients generally to pay their accounts payable and/or the inability of CTC/Broadcasters to perform their obligations, such as:

•  sovereign default -  the refusal of the Russian government to repay government debt and debt issued under government guarantees or agreement on significant deferral due to inability of the Russian government to meet its repayment obligations in respect of the above debt;

•  sovereign credit rating of the Russian Federation downgraded to D by Standard & Poor’s (S&P); or

•  foreign exchange trading in the US dollar or the Euro to cease for longer than 90 (Ninety) consecutive calendar days.

8. The Parties agree that the obligations assumed by the Agency and set forth in sections 4 to 7 hereof shall constitute material conditions of the Agreement and this Supplementary Agreement, and their unilateral modification by the Agency/Agency Companies (including through court proceedings) shall entitle the other party to terminate the Agreement and the Broadcaster Contracts without any termination fee (as provided by the Broadcaster Contracts).

9. Furthermore, the Parties agree that the Company guarantees to CTC during the entire term of the Broadcaster Contracts the performance of the following obligations of the Agency/Agency Companies:

a) to transfer to the Broadcasters in a timely manner the funds received by the Agency/Agency Companies from the advertising clients within such period of time as set forth  in the Broadcaster Contracts or as prescribed by law;

b) to make payments due from the Agency/Agency Companies in respect of penalties for delayed payments in the amounts provided under the Broadcaster Contracts;

c) to pay to the Broadcasters a termination fee within the periods of time set forth in the Agreement, this Supplementary Agreement and the Broadcaster Contracts; and

d) to pay the Doubtful Debt as provided in sections 4 to 7 hereof.

10. The Parties agree that any advertising contracted in transactions entered into by the Agency/Agency Companies on April 1, 2007 or later shall be aired in the regional broadcasts on the Broadcasters’ TV Channels within those cities/regions of the Russian Federation as listed in Appendix  2 hereto.

The Parties agree that the time offered for Regional Advertising in the broadcasts by the Broadcasters of the TV Channels shall be equal to:

a) during the period of April 1, 2007 to December 31, 2007  from 7 a.m. to 1 a.m. on the following day:

•                  3.75% (Three and Seventy Five Hundredths percent) of the length of the CTC Network Program Block (in accordance with the provisions of the “network affiliation” agreement, made with a particular Broadcaster for broadcasting of CTC TV Channel programming) in each broadcasting day (excluding the length of the Regional Window. The  advertising time offered will not exceed 5% (Five percent) of the length of the CTC Network Program Block during any given hour and 3.75% (Three and Seventy Five Hundredths percent) of the length of the CTC Network Program Block during any given day; and

•                  4.5% (Four and Five Tenths percent) of the length of the Domashny Network Program Block  (in accordance with the provisions of the “network affiliation” agreement, made with a particular Broadcaster for broadcasting Domashny TV Channel programming) in each broadcasting day (excluding the length of the Regional Window).  The  advertising time offered will not exceed 6% (Six percent) of the length of the Domashny Network Program Block during any given hour and 4.5% (Four and Five Tenths percent) of the length of the Domashny Network Program Block during any given day, plus, in both cases, all advertising time permitted under the applicable law for the Regional Windows (in accordance with the each Broadcaster’s programming schedule) except as provided by further below in this section 10.

Each Broadcaster shall allocate time slots for advertising to the Agency/Agency Companies at its discretion in the Network Program Blocks broadcast between 1 a.m. and 7 a.m.

b) the time offered for Regional Advertising in the broadcasts by the Broadcasters of the TV Channels for the period from January 1, 2008 to December 31, 2010 shall be agreed upon between the Parties at a later date and shall be set forth in a Supplementary Agreement to be made between the Parties no later than September 1, 2007.

The Parties agree that the advertising time in the broadcasts of each Broadcaster may not exceed the limits established under Russian advertising law and that its calculation shall also include the national advertising not excludable from the program blocks that are broadcast on the TV Channels.  In the event that the national and Regional Advertising, if broadcast in full, would result in non-compliance with the advertising law requirements regarding limitations on advertising time, Regional Advertising, rather than national advertising time, shall be reduced.  Such adjustment should be distributed as evenly as possible over the broadcasting day (prime-time / non-prime-time) and to the extent possible shall be agreed with the Agency/Agency Companies.

The Parties also agree that the Broadcasters shall have a right to allocate time for broadcasting third party advertising as part of its regional broadcasts (hereinafter referred to as the “Counterparties”), if a Counterparty reciprocally advertises the respective Broadcaster in accordance with the terms of agreements between the Broadcaster and the Counterparty (hereinafter referred to as “Cross Promotion”), as well as for social advertising on a no-charge basis.  The total time allocated to such advertising shall not, in any case, exceed 7% (Seven percent) of the advertising time set forth in paragraphs (a) or (b) of this section 10 of the Supplementary Agreement that is offered in the regional broadcast windows on the Broadcasters’ TV Channels for advertising arranged by the Agency/Agency Companies (if not, the terms under which such Counterparty and social advertising is broadcast should be agreed with the Agency/Agency Companies) and should not affect the commercial sales of the Agency/Agency Companies.

The Parties agree that the above Cross Promotion and free social advertising as well as political advertising shall be outside the scope of the Agreement, this Supplementary Agreement and the Broadcaster Contracts), unless the respective Broadcaster and the Agency/Agency Company enter into an addendum to the relevant Broadcaster Contract.

Furthermore, the Parties agree that if during the years 2007 – 2010 regional broadcast time on the Broadcasters’ TV Channels is made available for other forms of advertising (sponsorship advertising, logos, banners, etc.), the right to sell to third parties such regional advertising services of the Broadcasters on their TV Channels shall no be granted to anyone (including the Broadcaster) but the Agency/Agency Companies.

11. The Parties acknowledge that in order to achieve the CTC sales targets set forth in section 2 of this Supplementary Agreement for the period of April 1, 2007 to December 31, 2010 the Broadcasters shall ensure the average annual audience share of The First Entertainment CTC and Domashny television channels is maintained at the levels to be agreed between the Broadcaster and the Agency/Agency Companies in the relevant Broadcaster Contracts, but they should not be substantially lower than the TV Channels’  average audience levels in the such cities during 2006.

The Parties agree that the deviation of the average annual audience share of the TV Channels in the cities of Moscow and St. Petersburg by less than 15% (Fifteen percent) shall not be regarded as substantial.  In the other cities set forth on Appendix  2 hereto, so long as the TV Channels’ average annual audience share in such city deviates by less than 20% (Twenty percent), such deviation shall not be deemed substantial unless the Parties agree otherwise.

For the purpose of determining such audience share levels, the Parties agree to use the data provided by TNS Gallup Media, an independent market/sociological research company.

In the event that TNS Gallup Media research data is not available for certain cities, the Parties agree that data provided by GFK-Rus, an independent sociological research company, shall be used.  As of the date of this Supplemental Agreement, such cities include the city of Tver.

12.  In case of:

•  a reduction in the number of the Broadcasters, which, as agreed between the Parties, shall sell their regional advertising on the Broadcasters’ TV Channels in accordance with the Agreement, this Supplemental Agreement, the Broadcaster Contracts and as part of the transactions entered into by the Agency/Agency Companies;

•  a breach by CTC of its covenant (i) as to exclusivity of the media selling arrangements with the Agency/Agency Companies, as set forth herein;

•  reduction in the amount of advertising broadcast by each Broadcaster both in percentage and absolute terms as a result of the legal/regulatory acts of the Russian Federation being adopted or coming into effect or the “network affiliation” agreements made between CTC and the Broadcasters with respect to a particular TV Channel being modified, in each case, after the date of this Supplementary Agreement;

•  a breach of the covenant as to execution by the Broadcasters/Agency/Agency Companies of the Broadcaster Contracts in the agreed form;

•  a substantial change in the market situation resulting from force majeure conditions or systemic risk (as defined above), or

•  If during any calendar year during the term of the Client Agreement the officially published US Dollar exchange rate fluctuates by more than ± 15% (hereinafter referred to as “allowed exchange rate corridor” or “corridor”) against the exchange rate as of January 1 of the respective year  (hereinafter referred to as the “reference exchange rate”),  i.e. if in any day during the term of the Client Agreement  (hereinafter referred to as the “exchange rate deviation date”) the US Dollar exchange rate deviates by more than 15% against the reference rate and if during 30 (Thirty) calendar days following the exchange rate deviation date the average weighted US Dollar exchange rate remains outside the said corridor,

the Parties shall regard such exchange rate fluctuation as a change of circumstances, contemplated by the respective agreement.

Note:  For the purpose of this section:

“US Dollar exchange rate” shall mean the official exchange rate of US Dollar to Russian Ruble, published by the Central Bank of the Russian Federation on a particular date.

“Average weighted exchange rate” shall mean average weighted exchange rate of US Dollar to Russian Ruble calculated according to the following formula:

AW =  S Rd · d

Tdp

where:

AW – average rate;

Rd – exchange rate of US Dollar to Russian Ruble, published by the Central Bank of the Russian Federation on a respective date;

d –  number of days during which the above US Dollar exchange rate remains effective,

Tdp – total number of days in the respective period for which the average weighted rate is calculated.

Upon confirmation of the existence of the above condition any party may initiate amendments to the existing agreement through execution of a respective addendum.

The Parties further agree that the levels of Consolidated Target Sales and Individual Target Sales, as established in this Supplementary Agreement, shall also be subject to review if the Agency/Agency Companies are unable to enter into agreements with the Broadcasters and to commence the media selling services with respect to the Regional Advertising, in each case, for the reasons beyond the control of the Agency/Agency Companies.

The Parties further agree that in the event the audience share of the Broadcaster’s broadcasts deviates significantly from that agreed in the Broadcaster Contracts any of the Parties may initiate renegotiation of the Broadcaster’s target sales; it is further understood by the Parties that the values set forth in paragraph 2 of section 11 of this Supplementary Agreement shall constitute significant deviation.

13.  Specific terms and conditions, on which the Regional Advertising is to be broadcast by the Broadcasters’ TV Channels shall be set forth in the Broadcaster Contracts. CTC warrants to the Company and the Agency that the Broadcasters shall execute, and the Company and the Agency warrant to CTC that the Agency/Agency Companies shall execute, the Broadcaster Contracts substantially in the form attached hereto as Appendix 1.

The Parties agree that the Broadcaster Contracts shall incorporate the following principal termination provisions:  such contracts may be terminated before the expiry of its term by a notice given by either party thereto at least 180 (One Hundred Eighty) days prior to the termination.   Such notice shall be deemed properly served if delivered by a registered mail with acknowledgement of receipt.

The terminating party shall then be required to pay to the other party a termination fee equal to:

•  if the termination is initiated by a Broadcaster – 15% (Fifteen percent) of the amount of the Broadcaster’s Regional Advertising Sales for six full months preceding the termination date;

•  if the termination is initiated by the Agency/Agency Company - the amount of the Broadcaster’s Regional Advertising Sales for six full months preceding the termination date net of the fees paid to the Agency during that period of time.

The Parties agree that if in any year between 2008 and 2010 the Consolidated Target Sales are not achieved at a substantial margin (10% (Ten percent) or more), the Agreement, this Supplementary Agreement and the Broadcaster Contracts shall not be terminated without the Parties first holding consultations. No later than March 10 of the year that follows the reporting year the Parties shall hold discussions in order to determine whether it will be possible and on what terms it will possible to continue their cooperation. If as a result of such discussions the Parties fail to reach an agreement by the date set forth above CTC /Broadcasters shall be entitled to terminate the Agreement / contracts for the reason of the said failure of the Agency/Agency Companies to achieve the objective (in this case the provision that requires the payment by the Broadcasters to the Agency/Agency Companies of the termination fee shall not apply)

14. This Supplementary Agreement shall come into effect upon signing, shall apply to the relations between the Parties that have existed since April 1, 2007 and shall be valid until the Parties have performed their obligations. As of April 1, 2007, the Agreement shall be valid to the extent it is not inconsistent with this Supplementary Agreement.  If any provision of the Agreement conflicts with the provisions of this Supplementary Agreement, this Supplementary Agreement shall prevail.

15.          The Parties agreed not to disclose or otherwise make known to third parties any terms and conditions of this Agreement or any other confidential information, which either of the Parties may have made known to the other Party in connection with the performance of this Agreement (except for any disclosures made to their agents, consultants and legal counsel) without a prior written consent to such disclosure of the other Party, save to the extent  expressly required under applicable law, regulations and rules, as approved by the governmental authorities (including, without limitation, the securities regulators outside the jurisdiction of the Parties) or ordinary disclosure to auditors, shareholders or legal counsel of the Parties.

16.          This Supplementary Agreement is executed in three counterparts with one for each Party.

SIGNATURES OF THE PARTIES

On behalf of CTC	On behalf of the Company

(A.E. Rodnyansky) seal here	(S.A. Vasiliev) seal here

(V.S.Khanumyan)

On behalf of the Agency

(T.A. Vavilova) seal here

Appendix 1

To Supplementary Agreement of July 11, 2007
to Agreement No VT-23/0106 dated January 30, 2006,
made between
CTC Media, Inc.

CJSC “Video International Group of Companies”
and CJSC “Video International “Trend””

AGREEMENT No

Moscow              200

                                 (hereinafter referred to as the “Principal”) (principal state registration number [OGRN]                    ) in the person of                                                                             , acting on the basis of                                                                                    , on the one hand, and                                               (hereinafter referred to as the “Agent”) in the person of                             , acting on the basis of                             , on the other hand, hereinafter jointly referred to as the “Parties”, have concluded this Agreement as follows:

1.             DEFINITIONS

For the purpose of this Agreement, the definitions and expressions below have the following meanings:

“Network Program Block” means a combined audiovisual work (the result of intellectual activity) created by CJSC “Set Televizionnykh Stantsiy”/CJSC “New Channel” (hereinafter referred to as “CTC/New Channel”) for using by the Principal as transmission through on-air broadcasting (Article 40 of the RF Law “On Copyright and Neighboring Rights”) and transmission of cable broadcasting (Article 41 of the RF Law “On Copyright and Neighboring Rights”) pursuant to the agreement concluded between the Principal and CTC/New Channel (hereinafter referred to as the “Network Agreement”).

“Regional Broadcast Window” means a time interval scheduled within the Network Program Block that allows for substitution of audiovisual works in the Network Program Block for any other programming at the discretion of the Principal pursuant to the Network Agreement.

“Advertising” means the information disseminated by any method, in any form and using any media, addressed to unlimited audience and aimed at attracting attention to the advertised item, to build or maintain interest in it and promoting it in the market.

“Commercial” means an audiovisual work containing advertising with the length of up to 120 (One Hundred and Twenty) seconds.

“Logo” means a unique image presentation of the advertiser’s name used as a symbol of the goods and frequently being its trade mark.  The said image in the static or dynamic form is placed in any corner of the frame.

“Running line” means an advertising message broadcasted inside TV programs, between TV programs, in the Principal’s announcements and prompts by imposing to the television image of static and/or dynamic text image in the bottom part of the television screen.

“Sponsorship Advertising” means the advertising disseminated under condition that a certain person is to be mentioned as a sponsor.

“Social Advertising” means the information disseminated by any method, in any form and using any media, addressed to unlimited audience and aimed at accomplishing charity or other objectives of value to public as well as at promoting the government’s interests.

The social advertising may not make references to any specific makes (models, articles) of products, trademarks, service marks or other means of their identification, any individuals and corporate entities except for mentioning governmental authorities, other instruments of the government, local or municipal authorities, municipal bodies that are not part of local administration and sponsors.

“Cross-promotion” means advertising information on any third parties (hereinafter referred to as called “Counterparties”), if the Counterparty(-s) place(-s) in turn the advertising information on the Principal pursuant to provisions of the agreements concluded by the Principal with a Counterparty(-s).  Counterparties for the purposes of this paragraph of the Agreement can be only mass media outlet (mass media office, publishers), and the advertising information presented by them for placement can only be about the Counterparty or respective mass-media outlet (mass-media group of the respective Counterparty), or other persons affiliated with the Principal (CTC-MEDIA).  Any other categories of Counterparties should be preliminarily coordinated with the Agent.

“Principal’s own promotion” means announcements of television programs of CTC/New Channel and the Principal broadcast within the Network program blocks and Regional Broadcast Windows as well as announcement of events organized and conducted by CTC/New Channel or Principal independently without participation of any third party.  The said definition shall not extend to advertising of other Principals in the Network Program Blocks, advertising of legally independent entities established with participation of the Principal, as well as projects conducted with participation of any third party.

“Unauthorized advertising” means advertising inserted by the Principal into the Network program blocks or Regional Broadcast Windows without receipt of preliminary written consent of the Agent.  The said definition shall also apply to advertising placed inside the Principal’s own promotion.

The term “unauthorized advertising” shall not include:

a)             Breaker bumpers of CTC/New Channel and/or Principal opening and closing advertising blocks that do not contain the advertising of any third parties;

b)            Principal’s own promotion;

c)             information on any third parties stipulated by sections2.4. of this Agreement.

“Clients” means advertisers or any other third parties representing the advertisers pursuant to respective agreements.

“Brokers” means agents, sub-agents, commission agents, commission sub-agents, attorneys for the Agent or for the agents, sub-agents, commission agents, commission sub-agents, attorneys of the Agent.

“Network Advertising” means advertising mandatory for broadcasting within the Network program blocks according to the Network Affiliation Agreement and not subject to exclusion from the Principal’s broadcasts or replacement with any other audiovisual products.

“Regional Advertising” means advertising placed by the Principal in the Network program blocks and Regional Broadcast Windows within specially defined time intervals and subject to broadcasting solely within the Territory.

“Territory” means -                              , wherein the Principal shall carry out the broadcasting of the Network program blocks and Regional Broadcast Windows according to the License      #          issued on                 by                                     , the copy of which is attached as Appendix 6 to this Agreement, and the Network Affiliation Agreement.

“Advertising Service” means broadcast by the Principal within the Network Program Blocks and Regional Broadcast Windows (“CTC-          ”/           broadcasting Domashny

programming) of the regional advertising contracted by the Agent in its own name, but on the account of the Principal, in the form of Commercials or any other form determined by additional agreement hereto, including the Social advertising placed on commercial basis.

“Reporting Period” means one calendar month.

“The prime time” means continuous time intervals that have the largest viewership - (18:00 till 24:00 hours local time).

“Principal’s Actual Gross Advertising Revenue for the Reporting period” (Actual Gross Advertising Revenue) means:

•              Sales revenues from regional advertising contracted by the Agent to be placed in the Network program blocks and Regional Broadcast Windows;

•              Sales revenues from advertising contracted by the Principal from the Clients for placement  in the Network program blocks and Regional Broadcast Windows prior to date of this Agreement, where advertising services under which shall be provided from            01, 2007 (other than contracted by the Agent or on its behalf by third parties), as well as contracted by the Principal (or any authorized persons) from the Clients after the date of this Agreement with a written consent of the Agent (excluding Cross-promotion and Social advertising placements at the Principal’s expense).

•              Non-sale income (penalties, fines and other non-sale income) due to the Principal and actually collected by the Agent or directly by the Principal under agreements with Clients concluded by the Agent pursuant to this Agreement;

•              Termination fee due to the Principal actually received by the Agent or directly by the Principal in respect of transactions with the Clients entered into by the Agent under this Agreement.

“Individual Minimum Sales” means the minimum sales by the Agency/Agency Companies of the Principal’s Regional Advertising.

“Individual Target Sales” means the target sales by the Agency/Agency Companies of the Principal’s Regional Advertising.

2.             SCOPE OF THE AGREEMENT

2.1.           In accordance with this Agreement the Agent agrees to take in its own name for a fee certain legal and other actions on behalf and on the account of the Principal to sell the Principal’s advertising in the Network program blocks and Regional Broadcast Windows commencing from April 1, 2007 and through ( ) on December 31, 2010.

2.2.           The Principal shall pay to the Agent a fee for taking legal and other actions, set forth in section 2.1. hereof in such amounts and according to such procedure as provided hereunder.

2.3.           Within the term of this Agreement the Agent shall be entitled to sell on exclusive basis the Regional advertising in the Network program blocks and Regional Broadcast Windows broadcast by the Principal, whereas the Principal as consideration agrees not to enter into similar agency agreements, commission agreements or engagements with any third parties for sale of the Regional Advertising and not to attempt to sell advertising directly to the Clients without a written consent of the Agent. The provision of this section shall not apply to the Principal’s own promotion and to the extent provided in section 2.5 of this Agreement.

2.4.           The Principal shall assume obligations on broadcasting the Regional advertising delivered by the Agent on the basis of agreements concluded (pursuant to the conditions of this Agreement) within the Territory with the Clients.

When CTC Channel programming is broadcast by the Principal:

•                  the Agent shall be allocated the following regional advertising time for the placement of the regional advertising of the Clients in the Network program blocks and Regional Broadcast Windows: during the period of April 1, 2007 to December 31, 2007  7 a.m. to 1 a.m. on the following day - 3,75% (Three and Seventy Five Hundredth) of the length of the respective Network Programming Block (in accordance with the provisions of the “network affiliation” agreement) in each broadcasting day (excluding the length of the Regional Broadcast Window). The advertising time offered may not exceed 5% (Five percent) of the length of the Network Programming Block during any given hour and 3,75% (Three and Seventy Five Hundredth) of the length of the Network Programming Block during any given day plus all advertising time permitted under the applicable law for the Regional Broadcast Windows (in accordance with the each of the Principal’s programming schedule) except as provided by this Agreement.

The Principal shall allocate at its discretion time spots for Commercials to the Agent in the Network Programming Blocks broadcast between 1 a.m. and 7 a.m.

The advertising time to be made available in the regional broadcasts of the Principals’ TV Channels in the period commencing on January 1, 2008 and ending on December 31, 2010 shall be agreed upon between the Parties separately and shall be set forth in a Supplementary Agreement to be made between the Parties no later than September 1, 2007.

When Domashny Channel programming is broadcast by the Principal:

•                  the Agent shall be allocated the following regional advertising time for the placement of the regional advertising of the Clients in the Network program blocks and Regional Broadcast Windows: during the period of April 1, 2007 to December 31, 2007  7 a.m. to 1 a.m. on the following day - 4,5% (Four and Five Tenths of Percent) of the length of the Network Programming Block (“Domashny”) (in accordance with the provisions of the “network affiliation” agreement, made with a particular Principal for broadcasting Domashny TV Channel programming) in each broadcasting day (excluding the length of the Regional Broadcast Window).  The advertising time offered may not exceed 6% (Six percent) of the length of the Network Programming Block during any given hour and 4,5% (Four and Five Tenths of Percent) of the length of the Network Programming Block during any given day plus all advertising time permitted under the applicable law for the Regional Broadcast Windows (in accordance with the each of the Principal’s programming schedule) except as provided by this Agreement.

The Principal shall allocate at its discretion time spots for Commercials to the Agent in the Network Programming Blocks broadcast between 1 a.m. and 7 a.m.

The advertising time to be made available in the regional broadcasts of the Principals’ TV Channels in the period on January 1, 2008 and ending on December 31, 2010 shall be agreed upon between the Parties at a later date and shall be set forth in a Supplementary Agreement to be made between the Parties no later than September 1, 2007.

The Parties acknowledge and agree that the total advertising volume broadcast in the Network program blocks and Regional Broadcast Windows of the Principal within the Territory may not exceed the limits established under Russian advertising law and that its calculation shall also include the Network advertising placed with the Principal that is not excludable from the Network program blocks.  In the event that the Network and Regional advertising, if broadcast in full in the Network program blocks and Regional Broadcast Windows of the Principal, would result in non-compliance with the advertising law requirements with regard to the advertising time limitations, the Network advertising time shall not be reduced and it is the time allocated to regional advertising that should be reduced.  Such adjustment should be distributed as evenly as possible over the broadcasting day (prime-time / non-prime-time) and to the extent possible shall be agreed with the Agent.

2.5. The Parties have agreed that the Principal shall have the right to accept for placement independently (in the Network program blocks and Regional Broadcast Windows) Cross-promotion as well as the Social advertising at the expense of the Principal.

Total amount of the advertising time allocated for placement of such materials (Cross-promotion and the Social advertising placed at the expense of the Principal), in any case cannot be more than 7 % of the time specified in section 2.4.  The advertising time offered for placement of the advertising delivered by the Agent (otherwise conditions of placement of Cross-promotion and Social advertising should be subject to prior approval of the Agent) cannot be such as to affect the commercial sales of the Agent and should be distributed as evenly as possible across the broadcast day (prime time /beyond prime time).

In the event the Principal does not use its right provided by this paragraph regarding the placement of Cross-promotion and Social advertising, the Principal shall notify the Agent thereon not later than 14 (Fourteen) days prior to the date of the planned broadcast.

2.6           This Agreement shall not apply to advertising in the form of Sponsorship advertising, pre-election campaign advertising and the Social advertising accepted at the expense of the Principal.  The Parties have also agreed that inclusion to the scope of the Agreement of any other forms of advertising besides a Commercial (including, but not being limited, the Sponsorship advertising, Logo, “Running line”, etc.), shall require signing by the Parties of a special additional agreement to this Agreement.

2.7           The performance by the Agent of the provision of sections 4.3, 4.6, 4.7, 5.2, 8.3 of this Agreement shall be secured by the surety of CJSC “Video International” Group of Companies” with a subsidiary responsibility of the surety.  The surety deed shall be concluded with the above surety.

3. OBLIGATIONS OF THE PARTIES

3.1. Obligations and rights in connection with contracting and approving contractual terms:

3.1.1. The Principal shall grant to the Agent a power to take legal and other actions in connection with selling the advertising, and the Agent shall contract the sale of such services to the Clients being first and foremost guided by the best interests of the Principal, terms and conditions of this Agreement, the instructions of the Principal as to the terms and conditions  relating to the pricing of advertising in agreements with the Clients, which shall be contained in Appendix 2 as well as any other appendices and supplements hereto.

3.1.2. The Agent shall seek to secure the best possible conditions for the Principal in the agreements with the Clients.

3.1.3. The Agent shall have an obligation to include into the agreements with the Clients the following provisions:

“                       1. The Client shall be fully responsible for the content and design of the advertisements placed under this Advertising Agreement, for any violations of copyrights and neighboring rights in respect of the works and objects of neighboring rights being part of the advertisement.  Any financial claims, including from the authors and owners of the neighboring rights in respect of the advertisement, shall be settled by the Client itself and at its cost.

In case of losses of the Principal caused by infringement by the Client of the rights of any third party with respect to works and performances included into the Advertising, as well as requirements of the legislation concerning the content and design of the Advertising, the Client shall compensate to the Principal all of the losses incurred as a consequence of such infringement.

2. The Agent (Principal) shall have the right not to place advertising on the days declared by the order of the Principal as advertising-free as well as the right to reject and not to accept the Advertising for broadcasting in case of its inconsistency with ethical, political and theme principles of the Principal, as well as with the current legislation of the Russian Federation.

3. Upon conclusion by the Agent of agreements with Clients, the latter shall guarantee that the promotional materials presented and placed according to this Agreement do not represent propaganda in the meaning of the Federal law 67-FZ “On the basic guarantees of suffrage and the rights to participation in referendum of citizens of the Russian Federation” dated June 12, 2002.

In the event that the advertised individual or electoral associations (a political party, a subdivision of a political party, a public organization, a public movement) becomes participant in the electoral process (i.e. during the election campaign in the territory of the Russian Federation, the individual is given the status of a candidate, election agent, authorized representative on financial affairs of the candidate or an electoral association/block, and an electoral association notifies the respective electoral commission on nomination of candidates/lists of candidates or becoming a part of the electoral block) as well as in case if a founder, proprietor, owner and (or) a member of the management body of the advertised legal entity are the persons who have become by participants of the electoral process (candidates, members or the authorized representatives of the initiative group on carrying out a referendum, other group of participants of a referendum), in case when surnames or images of these persons are used in the promotional material, the Client shall be obliged to inform the Agent immediately on the such circumstances attaching the necessary documents, thereafter the concluded agreement regarding placement of the respective promotional materials shall be subject to termination, and promotional materials shall be removed from the broadcasts within 2 (two) business days from the date of the notice.

If the advertisement delivered by the Client to the Agent for placement contains any images of or references to individuals or electoral associations which can become participants in the electoral process in the respective elections (or the Agent has certain reasons to believe that these persons would become participants in the electoral process) or any other information that can be qualified as a violation of the election law of the Russian Federation, the Client shall be obliged within 1 (One) business day from the date of official publication of the decision announcing the respective elections in the territory within the which the advertising under this Agreement is broadcast to deliver to the Agent a written confirmation that the individual or electoral association in some way referred to or shown in the promotional materials, will not take part in the respective elections.

In the event that such written confirmation is not delivered, the provision of the advertising services under the existing agreement shall cease, and the agreement shall be subject to termination, and promotional materials shall not be eligible for broadcasting by the Principal.

Upon termination of the respective transaction on the above basis the Client shall be obliged to pay to the Agent the cost of services of placing the advertising completed as of the termination date.

4. The Client shall have an obligation to deliver to the Agent properly certified copies of licenses, if the advertised activity is subject to licensing, and certificates of conformity or other evidence of conformity, if the advertised goods (services) are subject to obligatory certification, or other obligatory procedure for proving conformance to the applicable technical regulations, or certificates of state registration, if the advertised goods are subject to state registration.

The Client shall deliver within two days upon the Agent’s request documentary evidence that the statements contained in advertising are correct.

5. Agreements with the Clients should contain a condition allowing for unilateral termination of the agreements by the Agent with a notice to the Clients for no earlier than 30 (Thirty) days prior to proposed termination date.

6. If the funds from the Client come not as a lump sum, but two and more payments the Agent takes into account funds coming from them, first of all, as repayment of debts of the Client on payment for the rendered services (if available); after full repayment of available debts the coming funds shall be taken into account as payment for the services rendered in the reported month; further, after full payment of the services rendered in reported month, the received funds shall be considered as an advance payment for the services to be provided in the following month.

7. At the end of each calendar month period at least 80% (Eighty percent) of the price of the Regional Advertising services rendered in that month, should have been paid by the Clients in a timely manner.  The remaining 20% (Twenty percent) of the price of the rendered Regional; Advertising services should be paid: by the Clients located within the Territory - no later than within 30 (Thirty) days after the end of the respective reporting period; by the Clients located outside the end of the Territory - no later than within 60 (Sixty) calendar days after the end of the month in which the services were provided. If after 60 (Sixty) calendar days after the end of the respective calendar month period the rendered services will not be completely paid for by Clients (further such receivables are referred to as the “Doubtful Debt”), the Advertising presented by the respective Client shall be removed from the broadcast and shall not be accepted for placement until such Client’s Doubtful Debt is paid in full.

8. The liability of the Agent (and, as a consequence, of the Principal) for non-compliance with the placement and/or dissemination of advertising may not exceed two-times placement of the respective advertisement during the same time (during an equivalent television program) or double the price of the advertisement not run or placed with deviations.

3.1.4. The Agent shall carry all rights and obligations under agreements with the Clients made pursuant to this Agent engagement, even if the Principal was named in the Agreement and entered into direct arrangements with the Clients.

3.1.5. The Agent may engage third parties for the performance of this Agreement, always remaining responsible to the Principal for the actions of such third parties, and the cost of such third party services shall be paid by the Agent from the Agent fees due to it under this Agreement (only Agent subsidiary or affiliate may be appointed as a sub-agent, otherwise a proposed sub-agent should be as a mandatory requirement approved by the principal in advance).

3.1.6. The Principal shall be authorized to contract the placement of the Regional Advertising in its Network Program Blocks and Regional Broadcast Windows directly from the Clients or grant to third parties the right to enter into such transactions solely subject to prior written consent of the Agent.

Such prior consent requirement shall not apply to the placement by the Principal of Own Promotion, Social advertising placed at the Principal’s expense and Cross-Promotion (except as expressly provided herein).

3.1.7. The Parties agree that the Agent shall have the right in the way of performance of this Agent engagement of the Principal to sell the Regional advertising both by making separate agreements (contracts) with the Clients for the placement of the Regional advertising with the Principal in the Network Program Blocks and Regional Broadcast Windows within the Territory, and by contracting the placement of the Client’s advertising with other TV channels, which broadcast licenses are held by other persons (so-called “package sales”), and the Principal shall not object to such method of/approach to selling of its services.  The Agent shall inform the Principal on any advertising sold in “package sales” by including such information in the Agent’s report.

The package transactions (agreements) shall be entered into on the basis of the Agent acting upon engagement by and to the benefit of the Principal on the best conditions available based on the existing circumstances (advertising market situation; broadcast advertising market demand and supply; volume and other legal restrictions on TV advertising; technical capabilities of the Principal and other Principals in respective territories, changes in such technical capabilities; quantity of market players (market sectors) and their media activity; advertisers’ requirements; specific advertiser’s media planning issues, the placement/advertising budget period, seasonal considerations; advertiser’s advertising budget including the one earmarked for advertising on all TV channels in the city and on the Principal’s channel; the advertiser competitors’ behavior in terms of advertising policies (budgets, placement periods, advertising and mass media preferences) and other factors).

3.1.8      The Agent shall deliver to the Principal reports on the performance of the Principal’s engagement pursuant to the procedure set forth in section 4.15. hereof.

3.2. Obligations of the Principal to inform on program line-up and broadcast advertising time available on the TV Channel

The Principal shall:

3.2.1        Deliver to the Agent in a timely manner the information necessary for contracting with the Clients.  Within three days from the moment of signing this Agreement the Principal shall provide to the Agent a planned line-up (the schedule of programs of the Network program blocks and Regional broadcast windows) of the Principal for the second quarter of 2007, and further present to the Agent a planned line-up as soon as it becomes available.

The planned line-up presented by the Principal to the Agent shall contain the schedule of time intervals allocated for the Regional advertising to be sold by Agent, both within programming of the Network program blocks, and in the Regional Broadcast Windows, as well as time intervals allocated for the Principal’s Own Promotion, Social Advertising placed at the expense of the Principal and the Cross-promotion.

Advertising in the form of superimposition (Logotype, “Running line”, etc.) can be placed only in those television programs in which Advertising can be placed under the law of the Russian Federation and in respect of which the Parties have entered into a supplementary agreement to this Agreement that such form of Advertising can be placed.

The planned line-up shall be provided in hard copy and electronically signed by the authorized person of the Principal and certified with the original stamp of the Principal.

The current Line-up (programming of the Network program blocks and Regional Broadcast Windows) for each calendar week shall be provided by the Principal to the Agent not later than 7 (Seven) calendar days prior to the beginning of respective calendar week.

3.2.2. Have the right to make changes to the current Line-up subject to prompt notification of the Agent about such changes not less than 2 (Two) working days before changes are introduced (if the changes are introduced during or immediately after the public holidays (non-working days) - not less than 3 (Three) working days before the first day of the holliday period).

The Agent may not be given a prior notice solely in cases when such changes are made in an urgent manner in connection with the events of national significance, as defined by the editorial policy of the Principal, in those cases when the notifying the Agent on such changes was not possible due to objective reasons and subject to informing the Agent on this in writing (on the same day as the changes are made).

In the event that the advertising was not broadcast due to such changes made on short notice, the Principal shall instead broadcast such advertising in the Network program blocks and Regional broadcast windows during similar time and in similar (equivalent) programs within the nearest days or, as agreed, during other time and in other programs (to the extent the Client refuses from broadcast of the advertising during other time and in the other programs, the Principal shall be obliged to return the price of the advertising services, if such advertising has been already been paid for).

3.3 Obligations and rights of the Parties with respect to acceptance, insertion or broadcast of advertisements

3.3.1.                                          The Agent shall accept from the Clients the video recordings of the Regional advertising.

The Agent shall accept from the Clients, check for correctness and keep the certificates presented by the Clients regarding the use of works of the Russian and foreign authors in the Advertising. Deliver to the Principal the information received from the Clients on the use of works of the Russian and foreign authors in the Advertising (in the Principal-approved form) no later than 4 (Four) calendar days to the broadcast date or such other period as may be agreed between the Parties hereto;

It shall accept from the Clients and upon request of the Principal deliver to the latter within 2 (Two) business days copies of the respective, certificate of state registration, other certificates and/or respective licenses.

In the event the advertising materials are delivered by the Agent to the Principal without the said documents, the Principal may elect not to broadcast them in the Network Program Blocks and/or Regional Broadcast Windows.

3.3.2                                                The Agent shall deliver to the Principal the Advertisements received from the Clients for placement in the Network program blocks and Regional Broadcast Windows not later than 24 (Twenty Four) hours prior to the broadcasting time or within such other period of time as may be agreed by the Parties by telephone or fax) by executing a statement of transfer of the video recordings.  The Advertising shall be delivered to the Principal with synchronized voiceover and time code on Betacam tapes (hereinafter referred to as the “Tapes”) in PAL or other format or video recoding media as may be agreed between the Parties.

3.3.3                                                The Agent shall have discretion to reject without any consultations with the Principal any advertising of the Clients that is non-compliant with Russian law and technical, ethical, political and thematic policies and requirements of the Principal. If there are doubts as to the placement of advertisements in dispute (those advertisements that the Client insists on being  compliant with the Advertising Law) the Agent may deliver a written request to the Principal for the latter to decide (the advertisements in dispute may be delivered to the Principal on the tape (including VHS tapes)  or as an electronic file), which should promptly review the request and respond in writing with reasonable explanations within two business days from the receipt of the written request from the Agent (form of notices – refer to Section 9 hereof).

3.3.4                                                The Principal may not accept the Advertising for broadcasting to the extent that it is not compliant with the Principal’s technical specifications to same kind of material, is not consistent with the Principal’s ethical, political and thematic policies or the content and/or design of the advertising is not in compliance with the Russian Law as well as on the days that are declared by the Principal’s executive order as free of advertising.

The Principal shall promptly inform the Agent on the rejection of the Advertisements based on the above reasons and shall propose to either replace the rejected Advertisements or make it compliant with the requirements of the Principal and/or Russian law.

In the event that the advertising was not broadcast by the Principal on such advertising-free days as declared by the order issued by the management of the TV Channel, the Principal shall instead broadcast such advertising during the same time interval and in the similar programs in the Network program blocks and Regional broadcast windows within the nearest days or, as may be agreed, during other time and in other programs (to the extent the Client refuses from placing the advertising during other time and in the other programs, the Principal shall be obliged to return the price of the advertising services, if such advertising has already been paid for). Such failures to broadcast by the Principal shall not be deemed to constitute the non-performance by the Principal of its obligations.

3.4. Obligations and rights of the Parties with respect to tracking the advertising broadcasting and performance of the obligations

3.4.1        The Parties shall put in place necessary procedures to track the placement to ensure that the advertisements were broadcast in full and correctly.

The Principal shall complete on a daily basis the full time video-recording of the Principal’s broadcasts (Network program blocks and Regional broadcast windows), shall keep the video recordings for 1 (One) year from the date of their broadcasting and provide them upon the Agent’s request within 3 days from the receipt of such request.  The video recording should start 3 (Three) minutes prior to the beginning of the advertising block and end 3 (Three) minutes after the end of the advertising block.

The Principal shall in a timely manner (within ten days from receipt of the request) deliver to the Agent ad run reports in the form used by the Principal confirming the placement of the Regional advertising in the Network program blocks and Regional Broadcast Windows.

3.4.2                        If any unforeseen circumstances arise that prevent performance under any advertising services agreement, the Agent shall immediately notify the Principal of the same.

If the Client fails to perform under the transaction the Agent shall transfer to the Principal all claims in respect of such transaction in compliance with the rules applicable to assignment of claims.

3.4.3                        The Principal shall inform the Agent on all disruptions which have occurred in placement the Regional Advertising.  The notice should be given to the Agent not later than in 24 (Twenty Four) hours from the moment when the respective Advertising was scheduled to be broadcast by the Principal in accordance with the approved placement schedule or, if the disruption in the placement of the Regional Advertising occurred on a day-off, on the first business day after such disruption.

3.4.4                        If the Principal failed to perform its advertising broadcasting obligations properly (i.e. the Principal failed to broadcast the advertising in the Network Program Blocks or Regional Broadcast Windows or changed the broadcast time and/or sequence of the Regional Advertising or broadcast the advertising with a poor quality – without voiceover, with interferences, deviation in the timing, content or version of the commercial, etc.), the Principal shall upon the Agent’s demand satisfy third party claims against the Agent under the existing agreements.  In the event that as a result of the non-performance by the principal of its obligations the Agent incurs expenses arising out of the Client’s claims, the Principal shall upon the Agent’s demand be required to reimburse to the latter all such documented expenses (to the extent of limitation provided under paragraph 8 of section 3.1.3 of this Agreement).

The Parties agree that the liability provided under the first paragraph of this section shall not apply, if the improper performance resulted from the unexpected changes in the line-up due to the reasons set forth in the second paragraph of section 3.2.2. of this Agreement.

4.                                      AGENCY FEE.  SETTELEMENT, INVOICING AND REPORTING PROCEDURES

4.1. The Agent’s fee:

The Agent’s fee for legal and other actions for the period of April 1 to December 31 of 2007 shall amount to 25.000,00 rubles (Twenty Five Thousand Rubles), including VAT in the amount of 3 813.56 (Three Thousand Eight Hundred Thirteen/56) per month.

In the event that based on the results of the respective quarter of 2007 the Agent achieves the sales of the Principal’s services such that the actual revenue received by the Principal in the respective quarter of 2007 exceeds the Individual Minimum Sales, set forth in Appendix 2 hereto, but is below the Individual Target Sales set forth in Appendix 2, the  Agent shall be entitled to additional agency fee in the amount equal to the difference between the actual sales by the  Agent of the Principal’s Regional advertising and the amount of the Individual Minimum Sales.

The so calculated amount of additional agency fee shall be inclusive of VAT (at 18%).

The Parties further agree that in the event that based on the results of the respective quarter of 2007 the Agent achieves the sales of the Principal’s services such that the actual revenue received by the Principal from the Regional advertising sales in the respective quarter of 2007 exceeds the Individual Minimum Sales, set forth in Appendix 2 hereto, the  Agent shall be entitled to additional agency fee in the amount equal to 18% (Eighteen percent) of the amount, by which the actual sales by the Agent of the Principal’s Regional advertising exceed the amount of the Individual Target Sales for the respective quarter.

The so calculated amount of additional agency fee shall be inclusive of VAT (at 18%).

The results for each quarter of 2007 should be calculated by the Parties no later than 13th (Thirteenth) day of the month following the reporting quarter and to be reflected in the Supplementary Agreement, which shall set forth the amount and the terms of payment of the above additional fee to the Agent.  If the Principal avoids signing such supplementary agreement on payment of additional fee or fails to pay the additional fee within the agreed period of time, the respective amount of additional fee shall be payable within 10 (Ten) calendar days from the date of the Agent’s claim (demand) for payment.

For the period of January 1, 2008 to December 31, 2010 - 15% (Fifteen percent) of the amount of actual gross revenues of the Broadcasters for the reporting period, including VAT at the current rate then applicable under Russian law.

When calculating the Agent’s fee for the Agent’s selling services in respect of transactions with non-resident Clients in US dollars, the amount of the fee for each reporting period shall be calculated using the exchange rate, published by the Russian Central Bank for the last day of the reporting period.

The Agent’s fee  entitlement shall arise as from the actual provision by the Principal of the advertising services in the reporting period.

The payment of the Agent’s fee shall be made in accordance with the provisions of sections 4.3 to 4.11 hereof.

Settlement Procedures:

4.2           The price of advertising in the agreements of the Agent with the Client shall be fixed:

•  in agreements with Russian resident Clients and non-resident Clients paying in Rubles – in Russian Rubles.

•  in agreements with non-resident Clients paying in currencies other than Russian Rubles - in US Dollars.

4.3                                 Advertising services contracted by the Clients shall be subject to value added tax in accordance with the applicable law of the Russian Federation.

Subject to sections 4.7. and 4.8 of this Agreement the Agent shall be obliged to transfer to the Principal the funds received under agreements within 5 (Five) banking days.  The said period shall be counted from the receipt by the Agent of the attachment to the bank statement evidencing the transfer of the funds to the current account of the Agent.

To the extent the Client’s business was contracted with the participation of the brokers, all funds received under the agreement with the Clients shall be transferred to the Principal within 5 (Five) banking days from receipt of the funds from the Client (to the broker’s current account) (subject to provisions of sections 4.8. and 4.11 of this Agreement).

Upon contracting the sale of the Regional Advertising with the Client as a package for the time on several TV channels (several Broadcasters) in accordance with section 3.1.7. of this Agreement, the transfer by the Agent to the Principal of funds in payment for the rendered services that were received from the Clients shall be made not later than 10 (ten) days from the end of the respective reporting period.

If the funds paid cannot be definitely identified as payments received in connection with the performance by the Parties of the obligations under this Agreement, the above time periods specified for transfers may be extended by 30 (Thirty) days.

If the funds from the Client arrive not as a lump sum, but in two and more installments the Agent shall first apply the funds received towards repayment of the Client’s indebtedness for the services provided (if any); after full repayment of the existing indebtedness the received funds shall be applied towards payment for the services provided in the current month; further and after full payment for the services provided in the current month, the received funds shall be considered as advance payment for the services to be provided in the following month.  This procedure of application by the Agent of the receipts from the Clients should be included in the conditions of the respective agreements between the Agent and the Clients.

4.4. The Agent may (subject to notification of the Principal) to instruct the Client to make the payment in Russian Rubles under the agreement of the Agent with the Client directly to the Principal’s current account.

4.5           To the extent either the Client or the Principal unilaterally refuses to perform the agreement in full or in part prior to or during the performance of the services or the funds are to be returned to the Client’s transit or current account due to other circumstances the Agent shall have the right to transfer in Russian rubles to the Clients those funds that are to be returned to the latter under the agreements concluded with them, including from the funds received on the Agent’s accounts from other Clients for the benefit of the Principal, but not yet remitted to the Principal’s current account. In the event a full amount under the agreement or of the payment is to be returned, the funds shall be returned to the Client in rubles and in the amount received. If returned in part, the amount shall be determined pro rata to the respective amount under the agreement or of the payment. The Agent shall have an obligation to notify the Principal on such remittances within 3 days from the same being effected.

In the event that funds held on the Agent’s current account for the benefit of the Principal are not available or insufficient for making the return to the Client the Principal shall within ten days from receipt by the Principal of the letter from the Agent requesting the return make payment of the respective amount in full to current account of the Agent (or of the respective Client pursuant to the Agent’s payment instructions).

In cases when the earlier received hard currency funds should be returned to the Client according to the agreement with the latter:

•  if such amount has been already transferred by the Agent to the Principal, the Principal shall transfer to the Agent’s transit currency account within ten days the amount to be returned to a non-resident Client in the respective currency and the Agent shall then return the amount so received to the respective Client. The said ten day period shall be counted from the receipt by the Principal of the Agent’s letter demanding the return accompanied by the respective documents relating to the non-resident Client;

•  if such amount has not been transferred to the Principal and is still held in the Agent’s transit currency account, the latter shall transfer to the Client the respective amount to be returned in the respective currency.

4.6           The payments in US Dollars under agreements of the Agent with the non-resident Clients shall be paid to the Agent’s transit currency account.

The Agent shall be required to transfer the amounts received under such agreements to the Principal’s transit currency account within four banking days. The said four day period shall be counted from the moment the Agent receives an attachment to the bank statement evidencing the receipt of the funds in the Agent’s account.

The Parties agree that if for certain reasons (absence of a transit account, Russian legal requirements, etc.) the settlement in accordance with the above procedures will not be possible, the Principal hereby authorize the Agent to sell all of the hard currency funds received from the Clients for Russian currency (Russian rubles).

The Agent shall be required to transfer the Russian rubles proceeds of the sale of such hard currency funds to the Principal’s current account within five banking days (subject to the provisions of section 4.8 hereof).

Upon effecting such transfer the Agent shall deliver to the principal a copy of the payment instructions.

4.7           In the event that the Principal fails to transfer to the Agent’s transit currency account the amount to be returned to the non-resident Client in US Dollars, the Agent shall be entitled to withhold such amount out of the amounts of the receipts from the Clients in Russian rubles, to purchase hard currency (in US Dollars) in such amounts as will be sufficient for the return of the funds to the non-resident Client and to transfer such amount to be returned to the non-resident Client’s account.

4.8.          During the period of April 1, 2007 to December 31, 2007 the Agent shall transfer to the principal the funds received under the agreements with the Clients in full with the funds received from the Clients in April and May of 2007 to be transferred by May 31, 2007 and subsequently the funds shall be transferred within five banking days.

The Principal shall transfer to the Agent’s current account the amount of the latter’s agency fee for April and May of 2007 by June 10, 2007.

Subsequently during the period of June through December of 2007 the Principal shall pay to the Agent’s current account after the end of each reporting period, but no later than by 10th day of the month following the reporting period its fee due for the reporting period in the amount of 25.000,00 rubles (Twenty Five Thousand Rubles), including VAT (at the rate of 18%).

During the period of January 1, 2008 to December 31 of 2010 the Agent shall be entitled to retain on its current account the following amounts:

•  15% of the difference between the funds received in Russian rubles to the current accounts of the Agent/brokers and/or the Principal and the funds returned by the Agent/brokers and/or the Principal the Clients under the terms of the agreement with the latter;

•  15% of the difference between the Ruble equivalent of US Dollar funds received to the transit currency accounts of the Agent/brokers for the benefit of the Principal under agreement with non-resident Clients and the Ruble equivalent of US Dollar funds returned by the Agent/brokers and/or the Principal to the non-resident Clients under the terms of the agreement with the latter. The Ruble equivalent of US Dollar funds shall be calculated at the exchange rate, published by the Russian Central Bank as of the date the funds were received in the transit account of the Agent/broker from a non-resident Client.

All amounts so retained by the Agent in its current account other than the amounts to be returned to the Clients under the terms of the agreement with them as well as in any other situations agreed between the parties shall be deemed to constitute an advance paid towards the Agent’s fee.

4.9.                           The settlements between the Parties shall be made on a daily basis as long as payments are received from the Clients.  Upon effecting such transfer the Agent shall deliver to the principal a copy of the payment instructions. The date of payment as between the Parties hereunder shall be the date, on which the funds are withdrawn from the payer’s account as evidenced by a bank statement.

4.10.                     The Agent shall be entitled to withhold the amounts toward payment of the Agent’s fee on a daily basis. In the event that the amount retained on the Agent’s current account is in excess of the amount due to the Agent as the agency fee for the reporting period, the surplus shall be counted as an advance towards the Agent’s fee in future period settlements.

The balance of settlements with the Principal with respect to the agency fee shall be set forth in the Statements provided under section 4.16.

4.11.                     To the extent the Principal is found to have amounts outstanding to the Agent as reflected by the Statement, the Principal shall be required to settle such outstanding amount by the 20th (Twentieth) day of the month following the end of the reporting period and to deliver a copy of the payment instructions as a proof of payment.

In the event no payment is received by the Agent in its account towards the settlement of the Principal’s indebtedness the Agent shall be entitled to withhold the amount due to it from the Principal out of the amounts of the new payments received for the benefit of the Principal to be reflected in the respective Statement.

4.12.                     As at the end of each reporting period at least 80% (Eighty percent) of the amount due for services provided in the reporting period should have been paid by the Clients. The remaining 20% (Twenty percent) due for such services should be paid by the Clients no later than within 60 (Sixty) calendar days from the end of the respective period. The said terms and liability for non-compliance should be included into agreement of the Agent with the Client as a mandatory provision.

In the event that upon expiry of such period the said services have not been paid for in full by the Clients, the advertising ordered to be broadcast by such Clients shall be removed from the broadcasts and shall not be accepted for broadcasting until the respective Clients’ Doubtful Debt has not been paid in full.

The Parties shall then promptly agree on the measures to be taken to enforce the collection from the Client of the amount outstanding together with any penalties applicable for delay in payment.

4.13. The Parties agree that the fee calculated according to conditions of this Agreement and paid to the Agent shall also cover all possible charges of the Agent relating to the performance of its engagement, including any fees payable to brokers and such expenses of the Agent shall not be subject to any additional reimbursement by the Principal.

4.14. Calculation of Target Sales:

4.14.1. Subject to satisfaction of the exclusivity condition as set forth in this Agreement and availability of above agreed advertising time allocated by the Principal, the Agent shall undertake to achieve the sales of the Principal’s Regional advertising services such that the gross revenues received by the Principal for broadcasting the Regional advertising on the TV Channel as calculated for April to December period of 2007 in accordance with the method agreed by the Parties shall be at least equal to the ruble equivalent of the amount set forth in Appendix 2 hereto calculated based on the exchange rate of the Russian Central Bank as of the last date of each reporting month.

The Parties have agreed annually commencing from 2007, but not later than October 1 of the respective year to execute (sign) Appendices to this Agreement setting forth the amount of the gross revenues of the Principal for the following year.

The calculation of the amount of the actual gross revenues for a calendar year in accordance with the method agreed by the Parties shall be finalized annually not later than January 30 of the year following the current year.  The Parties shall then set the target sales figures (as set forth in Appendix 2 to this Agreement with respect to April to December of 2007 and to be subsequently agreed by the Parties for the years 2008, 2009 and 2010) against the actual gross revenues of the Principal.  Such calculation shall be used in connection with the performance of the terms contained in sections 4.14.2. and 8.6. hereof.

4.14.2. In cases:

•  of a failure by the Principal to comply with obligations as to the exclusivity of the media selling arrangements with the Agent, to allocate certain advertising time as set forth herein;

•  of material changes in the market conditions occurring as a result of force majeure events, an economic downturn or when the systemic risk (as defined in section of the Agreement) has materialized,

•  of fluctuation of the dollar exchange rate as published by the Central Bank of the Russian Federation in relation to the Russian ruble by more than ± 15% (hereinafter referred to as “allowed exchange rate corridor” or “corridor”) against the exchange rate as of January 1 of the respective year  (hereinafter referred to as the “reference exchange rate”),  i.e. if in any day during the term of the Agreement  (hereinafter referred to as the “exchange rate deviation date”) the US Dollar exchange rate deviates by more than 15% against the reference rate and if during 30 (Thirty) calendar days following the exchange rate deviation date the average weighted US Dollar exchange rate remains outside the said corridor, the Parties shall regard such exchange rate fluctuation as a change of circumstances, contemplated by the respective agreement.

Note:  For the purpose of this section:

“US Dollar exchange rate” shall mean the official exchange rate of US Dollar to Russian Ruble, published by the Central Bank of the Russian Federation on a particular date.

“Average weighted exchange rate” shall mean average weighted exchange rate of US Dollar to Russian Ruble calculated according to the following formula:

AW = S Rd · d

Tdp

where:

AW – average rate;

Rd – exchange rate of US Dollar to Russian Ruble, published by the Central Bank of the Russian Federation on a respective date;

d –  number of days during which the above US Dollar exchange rate remains effective,

Tdp – total number of days in the respective period for which the average weighted rate is calculated.

The amounts of the Principal’s Target Sales Revenues, as established by Appendix 2, may be revised subject to mutual consent of the Parties by executing further supplementary agreements.

The Parties further agreed that the amounts of the Principal’s Target Sales Revenues, as established by Appendix 2 shall also be subject to review if the Agent has failed to commence the media selling services with respect to the regional advertising of the Principal for the reasons beyond the control of the Agent.

The Parties further agree that in the event the audience share of the Principal’s broadcasts deviates significantly from that agreed in this Agreement or Supplementary Agreements/Appendices thereto any of the Parties may initiate renegotiation of the Principal’s Target Gross Revenues; it is further understood by the Parties that the values set forth in section 1.3 of Appendix 2 hereto shall constitute significant deviation.

The Parties define “systemic risk” as the occurrence of events that result in a significantly decreased ability on the part of advertising clients generally to pay their accounts payable and/or the inability of СТС/Broadcasters to perform their obligations, such as:

•  sovereign default - the refusal of the Russian government to repay government debt and debt issued under government guarantees or agreement on significant deferral due to inability of the Russian government to meet its repayment obligations in respect of the above debt;

•  sovereign credit rating of the Russian Federation downgraded to D by Standard & Poor’s (S&P); or

•  foreign exchange trading in the US dollar or the Euro to cease for longer than 90 (Ninety) consecutive calendar days.

Reporting:

4.15. Upon transferring the funds the Agent shall deliver to the Principal together with a copy of the payment instructions (as required under section 4.9 hereof) an accompanying notice in the form approved by the Parties with a detailed break-down of the amount paid:

a)                                      amount of the payment received to the current and/or transit currency account of the Agent under concluded agreements including value added tax;

b)                                   amount retained in the current account of the Agent as the Agent’s fee including value added tax;

c)                                    period of time within which the advertising services for which the payment was made should be provided.

To the extent the Principal has any objections with respect to the submitted report it shall within 10 (Ten) calendar days from receipt thereof deliver to the Agent its objections in writing.  If no objections are raised within such period, the report shall be deemed accepted.

4.16         After the end of the reporting period (by fifteenth day of the month following after the end of the reporting period), the Parties shall execute a two-way statement, which shall set forth:

•              actual gross revenue of the Principal in the reporting period;

a)              the amount of regional advertising sales during the reporting period contracted by the Agent/brokers;

b)             the amount of regional advertising sales during the reporting period contracted by the Principal (or other parties authorized by it);

c)              the amount of non-sale income (penalties, fines and other non-sale income) collected by the Agent during the reporting period in respect of the regional advertising placements contracted by the Agent;

•                                          the amount of receipts to the accounts of the Agent/brokers under the agreements entered into by the Agent/brokers, including in payment for the advertising services in the current, past and future periods;

•                                          the amount of funds, which the Agent paid to the Clients in accordance with the terms of the existing agreements, including VAT;

•                                          the amount of receipts to the Principal’s accounts, as stated for the reporting period under the agreements entered into by the Agent/brokers, including in payment for the advertising services in the current, past and future periods;

•              the amount of funds, which the Principal paid to the Clients, including VAT;

•              the amount of the agency fee due to the Agent for the reporting period;

•                                          the amount of funds paid to the Agent as the agency fee, including as payments in respect of the reporting period and as advances towards payments for the future period or as payments for the past periods, including VAT;

•              other details, which the Parties shall deem appropriate to reflect in the Statement.

The Agent shall deliver together with the Statement a report on the services provided (the “Agent’s Report”) in the form approved by the Parties.

To the extent the Principal has any objections with respect to the submitted Statement and /or the Agent’s Report it shall within 5 (Five) calendar days from receipt thereof deliver to the Agent its objections in writing.  If no objections are raised within such period, the Statement and /or the Agent’s Report shall be deemed accepted and the engagement completed.

4.17. The statement shall be submitted by the Agent together with the invoice for the agency fee.

5. LIABILITY OF PARTIES

5.1.          In the event of non-performance or the improper performance by a Party of its obligations hereunder, such Party shall be liable for damages to the other Party resulting from such non-performance or improper performance.

5.2.          If either Party delays any payments hereunder, the delaying Party shall pay a penalty of 0.04% (four-hundredths of a percent) on the outstanding amount for each day of delay upon the demand of the other Party, but not more than 10 % of the delayed payment.

5.3.          In the event any unauthorized advertising is broadcast in the Network Program Blocks and Regional Broadcast Windows, the Principal upon the demand of the Agent shall pay to the latter a penalty equal to the Ruble equivalent (calculated at the CBR exchange rate) of US$ 100.00 (One Hundred US Dollars) for each such unauthorized advertising broadcast.

5.4. In the event of non-performance or improper performance by the Principal of the obligation to broadcast advertising (see section 3.2.2 hereof) the Principal shall be liable to compensate the damages as provided under the agreement between the Agent/broker and the Client to the extent of the obligation not performed, i.e. shall place the advertising in the volume, which in any case may not be greater than the volume of advertising not placed and/or improperly placed or shall return the price charged for the placement not completed.

The Parties agree that the liability provided under the first paragraph of this section shall not apply, if the non-performance resulted from an urgent change in the line-up caused by the circumstanced detailed in section 3.2.2 hereof.

5.5.          The Agent shall bear responsibility for the validity of the agreements concluded by it on behalf of the Principal.

The Principal shall not be liable for a failure to broadcast advertising within the Network Program Blocks and Regional Broadcast Windows through the Agent’s fault.  To the extent the placement was not completed in a satisfactory manner due to improper performance by the

Agent of its obligations under this Agreement, the Agent shall undertake to settle independently any and all claims raised by the Clients, to compensate to the Principal for potential damages (lost profits) and shall have no right to place on the Principal the burden of performance of the obligations assumed by the Agent to the Clients under such agreements.

5.6. All payments in respect of the penalties under this Agreement expressed in US dollars shall be made in rubles at the rate of the Central Bank of the Russian Federation published as of the date of payment.

All penalties due to be paid in accordance with this section shall be paid by a Party at fault unconditionally solely upon receiving a demand from the other Party. The payment shall be made within 15 (Fifteen) days from the date of the respective invoice.

6. Force majeure circumstances

6.1. The Parties shall be relieved from the responsibility for non-performance or improper of its obligations under this Agreement if proper performance was not possible due to event of force majeure, i.e. extreme circumstances unavoidable under the existing conditions, e.g.: natural calamities, fires, military actions, revolutions, strikes, changes in the legislation, enactment of mandatory statutory regulations of the Russian Federation or the Territory, unscheduled addresses by public officials (the President, Chairman of the Government, Chairman of Council of Federation and Chairman of the State Duma of Federal Assembly (the supreme legislative body) of the Russian Federation and other circumstances, not dependent on will of the Parties.

6.2. The Party for which it became impossible to perform the obligations under this Agreement, shall be obliged to notify the other Party immediately on occurrence and cessation of the circumstances specified above not later than within five business days.  In this case representatives of the Parties should consult with each other as soon as possible and agree on the measures to be taken by the Parties.

The occurrence of such circumstances and their duration should be confirmed by the documents which have been issued by the respective authorized bodies or the organizations.

6.3. Absence of notice or untimely notice of the occurrence of such circumstances shall deprive of the right to refer to any of these circumstances as relieving the Party failing to give notice or giving untimely notice from the liability for the failure to perform the obligations in a timely manner.

6.4. In case if advertising has not been broadcast in the Network program blocks or the Regional Broadcast Windows due to the occurrence of the above circumstances, the Principal shall, subject to the Agent’s consent, place the remaining advertising during similar time and in similar programs, and if such placement is not possible, return to the Clients the amounts earlier paid for the Regional Advertising not broadcast in the Network Program Blocks or the Regional Broadcast Windows.

7. DISPUTE RESOLUTION

7.1          All disputes and controversies arising out of or relating to this Agreement shall be resolved through negotiations between the Parties.

7.2          If the Parties fail to reach agreement, the dispute shall be submitted for resolution to the Arbitration Court of                   .

8. Term of the Agreement

8.1. This Agreement shall cone into effect upon signing and shall be valid through ( ) on December 31, 2010, except for sections 4.10 and 4.11 and subparagraph (b) of section 4.15 and item 7 of section 4.16, which shall come into effect as of January 1, 2008.

8.2. This Agreement can be terminated at any time before expiry of its term by agreement of the Parties.

8.3. Upon unilateral termination of the Agreement the terminating Party shall be obliged to give to other Party a notice in writing not later than 180 (Hundred eighty) days prior to the date of termination.  Such termination notice shall be given by a registered mail with acknowledgement of receipt.

The terminating Party shall then be required to pay to the other Party a termination fee equal to:

•  if the termination initiated by the Principal – 15% (Fifteen percent) of the amount of the Principal’s actual gross revenues from sales of regional advertising in the Network program blocks and the Regional Broadcast Windows broadcast by the Principal for six full months preceding the termination date;

•  if the termination initiated by the Agent –the amount of the Principal’s actual gross revenues from sales of regional advertising in the Network program blocks and the Regional Broadcast Windows broadcast by the Principal for six full months preceding the termination date less the fees paid to the Agent during that period of time.

Payment of the termination fee shall be due within 30 days from the termination of the Agreement.

The termination fee shall be calculated in notional units - US dollars and paid in Russian rubles at the rate of the Central Bank of the Russian Federation, published on the date of transfer of funds.

8.4. If on the date of receipt of the notice of termination in respect of the Agreement (sections 8.2., 8.3. of this Agreement) by the Agent agreements with the Clients for the placement of the Regional advertising have been  already concluded under this Agreement and the placement of such Regional advertising is to be  completed after the date of termination of this Agreement, the Agent shall within 10 (Ten) business days present to the Principal the list of agreements with the Clients which will not expire as of the termination date of this Agreement indicating to the material conditions of such agreements: the counterpart under the agreement; the period for rendering services under the agreement, price of services under the agreement (the overall price and the price of services to be rendered after the termination date of this Agreement).

The Principal shall be obliged within 10 (Ten) business days from receipt of the above list to inform the Agent as to which agreements concluded with Clients should be terminated by the Agent by giving a respective notice to the Client.  In the event that under agreements which the Agent should terminate the Clients have made advance payments, the Principal shall be obliged within the same period of 10 (Ten) business days from receipt of the above list from the Agent) to transfer to the current/transit currency account of the Agent the amount of the advance payment to be returned to the Client.

Under other agreements, obligations on which will not be performed completely as of the termination date, the Agent shall be obliged to assign to the Principal all the rights and obligations under the agreements concluded by the Agent with the Clients.

8.5. Upon expiry of the term of this Agreement it can be extended by the agreement of the Parties.

8.6. If based on the results of any reporting year during the period of the years 2008 to 2010 the Agent fails to achieve (falling short by 10% (Ten percent) or more) its media sales objectives for the Principal’s Regional advertising such that the gross revenue of the Principal is less than the amounts defined by the Parties as gross target sales for the respective year, this Agreement may not be terminated by the Principal without prior discussions between the Parties.  No later than March 10 of the year that follows the reporting year the Parties shall hold discussions in order to determine whether it will be possible and on what terms it will possible to continue their cooperation. If as a result of such discussions the Parties fail to reach an agreement by the date set forth above the Principal shall be entitled to terminate this Agreement for the reason of the said failure of the Agent to achieve the objective (in this case the provision that requires the payment by the Principal of the termination fee shall not apply).

9. NOTICES

9.1           The Parties shall deliver all applications, notices and requests to each other to the agreed addresses, fax and telephone numbers by courier services with a copy by fax or electronic mail. Any such application, notice or request shall be deemed delivered:

•  in case of delivery by courier – on the day of delivery;

•  in case of delivery by fax - on the day of delivery, if delivered during normal business hours.

•  in case of delivery by electronic mail - on the day of delivery, if delivered during normal business hours.

9.2.         All requests of the Agent to the Principal or of the Principal to the Agent shall be reviewed by the respective Party within two business days after the receipt of the request and replied to in writing within the same period of time (by fax, electronic mail or courier service). In the event the response is not received within the said period (silence of either Party to the Agreement) the other Contracting Party shall be entitled to proceed as follows:

•              If the question in the request was such that it implied a straightforward “yes” or “no” answer, the second Party shall regard the silence of the first Party as a “yes” answer.

•              If the request was for the Party’s opinion with regard to a controversial issue the second Party shall regard the silence of the first Party as the latter consent for the second Party to act at its own discretion.

The actions of the Party taken in compliance with this section of the Agreement shall be deemed to have been taken in accordance with the terms of this Agreement without exceeding the authority and in the event any negative consequences arise such Party may not be held liable.

10. MISCELLANEOUS

10.1.       This Agreement is made and executed in two equally binding counterparts with one for each Party.

10.2.       All statements, amendments and supplements to this Agreement shall be valid only if the same are made in writing and signed by the authorized representatives of the Parties.

10.3.       All supplements and appendices to this Agreement shall constitute an integral part thereof.

10.4.       The unilateral refusal to perform the obligations or unilateral modification of the terms of this Agreement shall not be permitted, except as set forth herein.

10.5.       Reorganization, change of corporate from, shareholders and/or members of the management (sole and/or collective) of the Parties shall not entitle to termination and/or modification of the conditions stated in this Agreement.

10.6.       All terms of this Agreement shall be confidential.

Each of the Parties shall make every effort necessary to ensure that no third party reviews this Agreement without consent of the other Party.

If demanded by the competent governmental agencies (law enforcement, tax, etc.) or by the auditors a Party may allow them to review this Agreement without first obtaining the consent of, but always giving a notice to the other Party.

If the requirements set forth in this section are not complied with by either Party, the other Party shall be held liable for the losses incurred by the first Party.

10.7         The headings of the Articles of this Agreement have been inserted for convenience only and shall in no way restrict or expand the meaning of any of the provisions thereof.

10.8         The Parties shall immediately give to each other a written notice in case of any change in their corporate form, addresses, bank or other essential details.

LEGAL / BUSINESS  ADDRESSES AND BANK DETAILS

AND SIGNATURES OF PARTIES:

Agent:	Principal:

[SEAL]	[SEAL]

APPENDIX 1

to the Agreement #               dated               200

(hereinafter referred to as the “Agreement”)

city of                                                                                                  200

                   (OGRN               ), hereinafter referred to as the “Principal”, represented by its                            , acting pursuant to, on one side, and                             (OGRN                               ), hereinafter referred to as the “Agent”, represented by                               ,  acting pursuant to, on other side, hereinafter referred to as the “Parties”, executed this Agreement as follows:

1. In performance of the engagement under the terms and conditions of the Agency Agreement, whereby the Agent undertook to take for a fee and on behalf of the Principal certain legal and other actions to sell in its name, but on the Principal’s account the Principal’s advertising commencing from April 1, 2007, the Agent shall carry out the following actions/activities:

1.1.          Make available to the Principal an access (through Internet, dial-up or dedicated line connection) to the localized version of the computer-based system enabling to carry out the planning for placement on TV channels of the advertising, ordered by the advertisers and containing data on the Network Advertising placements (Computerized Advertising Placement System) and maintain the same.

1.2.                           For the purposes of assisting with preparation of the quotes to the Clients with the respect to their advertising placement orders as well as with the planning and enhancement of the advertising campaigns calculate and update rating projections for advertising blocks, broadcast intervals, etc. and their review as well as the actual ratings, the Principal’s audience share and other audience measures for the city of                .

For the purposes of this Appendix the ratings shall be understood as the average number of viewers of the certain advertising block, time interval expressed as a percentage of the total potential audience. The ratings shall be measured based on the data provided by the Independent CJSC TNS Gallup Media for the particular target audience.

The Agent shall conduct post-run evaluation of the advertising campaigns and determine projected and actual ratings.

1.3.                           Enter and update data in the Computerized Advertising Placement System;

1.3.1                     Conduct advertising campaign planning in the Computerized Advertising Placement System:

•                  prepare the Regional Advertising placement schedules (media planning) for the Principal’s broadcasts for the placements contracted by the Agent/brokers;

•                  enter into the Computerized Advertising Placement System length and version of the advertisement, title of the product;

•                  conduct upon the Principal’s special instructions media planning based on the placement status: fixed time and/or floating;

•                  provide a service of checking, correcting and revising the advertising placement scheduled provided by the Clients and transfer the finalized information into the Computerized Advertising Placement System;

•                  provide a service of placing floating advertising orders contracted in any advertising placement transaction.

1.3.2                        Develop and update the following lists in the Computerized Advertising Placement System:

•                  regional advertising Client list;

•                  list of brands for which advertising has been placed in the regional advertising blocks.

1.4                               Contract with the Clients and plan advertising campaigns with control of placements in the Regional Broadcasting Windows based on product class-based classification of commercials.

When accepting advertising from the Clients for the placement in the Regional Broadcasting Windows review the content of the advertisements to be broadcast in the respective advertising blocks for consistency with the creative concept of the Principal.

1.5                               Adapt the commercials accepted for the placement under agreements entered into by the Agent/brokers.

1.6                               Complete the pre-broadcast activities with respect to the advertising blocks:

a)              review advertising within the same advertising blocks to be broadcast in the Regional Broadcast Window for compatibility;

b)             determine whether it will be necessary to place social advertising within the air time not taken up for commercial advertising.

1.7                               Review advertising content for compliance with the applicable Russian law and editorial policy of the Principal for placements contracted by the Agent/broker.

1.8                               Deliver tapes/video recordings containing the advertising, accompanying and working documents accepted by the Clients to the Principal;

1.9                               Prepare and deliver to the Principal the data required for the issuance of ad run reports for all of the advertising campaigns placed in the Principal’s broadcasts (the Network Advertising and the Regional Broadcast Windows), except for the network advertising campaigns (network advertising), as supported by the data of the Independent Market Research Company.

1.10                         Receive from the Clients, record, organize and deliver on a monthly basis in electronic and hard copy and in the format adapted for its subsequent use by the Principal the information on the authors of music, text and video, used in the commercials that are placed in the Principal’s broadcasts (the Network Advertising and the Regional Broadcast Windows) as contracted by the Agent. The form to be used for provisions of such information is attached in Appendix 3 to the Agreement.

2.             The Parties agree that the agency fee payable to the Agent by the Principal in accordance with the terms and conditions of the Agreement shall fully cover the actions/activities set forth in section 1 of this Appendix, as well as other appropriate and commercially reasonable expenses, which the Agent may incur in the process of performing the engagement under the Agency Agreement and which shall not be specially reimbursable by the Principal.

The Parties may agree on special reimbursement of expenses, which are not ordinary expenses (those which the Agent incurs in the ordinary cause of business as defined in the preceding paragraph of this section), but which Agent may incur in extraordinary unanticipated cases or situations while carrying out its activities in the capacity of the Agent under the  Agreement, solely subject to prior (before the expenses are made) approval of such expenses by the Parties and pursuant to the substantiated (supported by respective requests) request of the Agent.

3. This Appendix is made and executed in two equally binding counterparts with one for each Party.

4. This Appendix shall come into effect simultaneously with and shall be an integral part of the Agreement.

Signatures of the Parties:

Agent:	Principal:

() seal here	() seal here

APPENDIX 2

to the Agreement #              dated                 200

(hereinafter referred to as the “Agreement”)

city of                                                                                                       200

                 (OGRN              ), hereinafter referred to as the “Principal”, represented by its                              , acting pursuant to, on one side, and                               (OGRN                               ), hereinafter referred to as the “Agent”, represented by                               ,  acting pursuant to, on other side,

collectively referred to as the “Parties”,

have executed this Appendix on the principles of pricing of advertising placements in the Network Program Blocks and Regional Broadcast Windows contracted by the Agent with Clients:

Whereas the Parties agreed that subject to the exclusivity provision contained in section 2.3 of the Agreement, and the maintenance of the audience share at the level specified in sections 1.3. of this Appendix, the Agent undertakes to achieve such sales of the Principal’s Regional advertising  that the actual gross revenues of the Principal generated by Regional advertising placed on the TV Channel as calculated for the period of April to December of 2007 in accordance with the method agreed between the Parties (Individual Minimum Sales) shall be at least equal to the ruble equivalent of                                      US Dollar (                                     US dollars) including VAT (18%), with the dollar equivalent of the sales to be calculated on a monthly basis based on the exchange rate of the Central Bank of the Russian Federation, published as of the last day of the month, with the following distribution of planned revenues by quarter:

•      April - June;

•      July - September;

•      October – December.

The Parties further agreed that subject to the condition of exclusivity contained in section 2.3 of the Agreement, and the maintenance of the audience share at the level specified in sections 1.3. of this Appendix, the Agent shall make its best effort to achieve such sales of the Principal’s Regional advertising  that the actual gross revenues of the Principal generated by Regional advertising placed on the TV Channel as calculated for the period of April to December of 2007 in accordance with the method agreed between the Parties (Individual Minimum Sales)  shall be at least equal to the ruble equivalent of                                      US Dollar (                                     US dollars) including VAT (18%), with the dollar equivalent of the sales to be calculated on a monthly basis based on the exchange rate of the Central Bank of the Russian Federation, published as of the last day of the month, with the following distribution of planned revenues by quarter:

•      April - June;

•      July - September;

•      October – December.

The target sales revenues of the Principal for subsequent periods shall be determined by the Parties in the Supplementary Agreements.

In case of change in the objective circumstances, changes in advertising volumes made available by the Principal, non-compliance with the exclusivity condition granted to the Agent, the advertising volumes as set forth in the Agreement as well as occurrence of any of the circumstances detailed in section 4.14.2 the terms and conditions set forth herein may be revised subject to agreement of the Parties.

1. The Parties agree on the principal factors to be considered in determining the price in connection with the placement of Advertising within the Network Program Blocks when contracted by the Agent/brokers with the Clients.

Whenever the Agent contracts the placement of Regional advertising it shall be guided by the combination of technical, sociological and economic factors that determine the requirements in connection with the provision of advertising services in that particular transaction.  The initial reference basis for pricing the services to be provided in that particular transaction shall be determined by the Agent in consultations with the Client at the time of developing the media strategy and shall comprise the data on timing and geographical region for a particular advertising campaign, the Client’s overall advertising budget, target audience of advertising or promotion materials, information on the Client competitors’ market and any other details required for structuring a particular advertising campaign.

The Parties agree that the pricing of services in that particular transaction shall be based on a multi-factor/multi-functional approach and take into account the lack of universal measure, by applying which the quantitative assessment of the services would be possible.

The price (amount) of the agreement shall be such the willing Parties agree based on the market prices for the services that exist at the time of the transaction in a particular region as a result of the interplay of supply and demand as well as other conditions and considerations that have relevance for the transaction.

When entering into an agreement with a Client and pricing the services, the Agent shall take into consideration the following factors:

1.1.  Demand for media advertising services in the market.

1.1.1        Macroeconomic factors:

•                  Purchasing power

•                  Per capita income growth

•                  Consumer basket/consumer price index for target groups.

a)             expert assessments of the market maturity for certain industries/manufacturing sectors (monopoly, polypoly sectors, etc.) and the need for marketing and advertising support of sales;

b)            expert assessments of the advertiser’s expenditures (budgets) for marketing and medial advertising services, including on television, in the past, current and future periods;

c)             number of market (market sector) players and their media activity.

1.2  Broadcast advertising offering

1.2.1 The programming policy of the TV channel.

1.2.2  Changes in the technical capabilities of the TV Channel;

•                  Extended reach with better signal;

•                  Extended reach with more powerful transmitters;

•                  Licenses obtained for new frequencies.

1.3                                  Audience share of the TV channel and the TV channel signal transmission method (to achieve physical reach).

The Parties agree that during the year 2007 the average annual audience share of “CTC-             ” TV channel for “all of 6 to 54” audience (audience age)/share of               TV channel (presenting “Domashny” programming) for “females of 25 to 60” audience (audience age) in the Territory should be equal to              .

In any event the average annual TV channel audience share should not be substantially less than the average annual value of the TV channel audience share in 2006.

The Parties shall agree that the deviation of an average TV channel audience share for less than            % shall not be considered material.

For the purpose of determining the said audience share levels the Parties agreed to rely on the data provided by TNS Gallup Media, an independent market/sociological research company/ GFK-Rus, an independent sociological research company.

The Principal will take all necessary efforts to ensure that during the term of this Agreement programs of the Principal are broadcast within the Territory with the Regional advertising, which was delivered by the Agent, inserted in them.

1.4. Positioning

Positioning means that certain advertising and promotional materials should be placed in the opening, closing or other particular position within an advertising block.

1.5. Fixed placement

Fixed placement means that certain advertising and promotional materials are to be placed in particular programs or advertising blocks or on dates as are designated by the Client.

1.6.          Floating placement

Floating placement means that certain advertising and promotional materials are to be placed in programs and on dates selected independently of the Client based on certain general requirements of the Advertising Order.

1.7. Seasonal considerations for advertising campaign.

Seasonal variations in the demand from the Clients for placement of advertising and promotional materials within the Network Program Blocks and Regional Broadcast Windows.

1.8 Competitive requirements for advertising campaign:

•      Advertising and promotional materials placed by the Client with the requirement not to have advertising of competing products or producers within the same programs or advertising blocks.

•      Advertising and promotional materials placed by the Client with the requirement to have the Client’s advertising placed in certain programs or advertising blocks together with the advertisements for certain products or services..

1.9. Broadcasting Region.

Selection of the Russian regions for the placement of the Regional advertising based upon certain considerations (number of populated locations; total population; level of personal incomes; number of viewers in particular Russian region that have the ability to receive programming of the Network program blocks and Regional Broadcast Windows and measures).

1.10. Advertising in the same promotional material of the goods and/or services of several advertisers or several advertised items.

1.11. Placement of promotional materials inside the programs and inter-program advertising blocks.

1.12.        Placement of promotional materials within certain time intervals (including among other prime time).  Prime-time means an interrupted time intervals having the largest viewership.

1.13.        The terms of payment for the advertising campaign.

1.14.        Social significance of the advertising.

The purpose of a particular advertising campaign and its focus on achievement of charitable and other socially useful goals, as well as ensuring the interests of the nation.

2. The Principal authorizes the Agent to price each agreement (transaction) for placement of regional advertising within the Network Program Blocks and Regional Broadcast Windows wit due account of the above factors that have significant impact on the form of the services and, respectively, on contractual price of a particular advertising agreement (transaction).

3.  This Appendix shall come into effect simultaneously with and shall be an integral part of the Agreement.

4. This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of Parties:

Agent:	The Principal:

Stamp	Stamp

APPENDIX 3

to the Agreement #                dated                200

(hereinafter referred to as the “Agreement”)

city of                                                                                                   200

                 (OGRN              ), hereinafter referred to as the “Principal”, represented by its                            , acting pursuant to, on one side, and                             (OGRN                             ), hereinafter referred to as the “Agent”, represented by                             ,  acting pursuant to, on other side

collectively referred to as the “Parties”, have executed this Appendix as follows:

1. According to the provisions of the Agreement the Parties have agreed on the following form of delivery by the Agent to the Principal of the information on authors of music, copy writes and video used in the commercials placed by the Principal:

The summary the copyrights used in commercials broadcast within the Territory in

in                         (year):

Commercial	Version	Length of Commercial	Number of Broadcasts	Theme	Name	Author	Length, sec

General Director

                                           (                            )

Stamp

2. In all other matters the Parties shall be governed by the provisions of the Agreement.

3. This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of Parties:

Agent:	Principal:

Stamp	Stamp

APPENDIX 4

to the Agreement #                dated                    2006

(hereinafter referred to as the “Agreement”)

city of                                                                                                   200

                        (OGRN                    ), hereinafter referred to as the “Principal”, represented by its                            , acting pursuant to, on one side, and                             (OGRN                             ), hereinafter referred to as the “Agent”, represented by                            ,  acting pursuant to, on other side, collectively referred to as the “Parties”, have executed this Appendix as follows:

1. According to the provisions of the Agreement the Parties have agreed on the following form of the Statement of acceptance-transfer of video recordings of advertising materials:

STATEMENT ON ACCEPTANCE-TRANSFER

to the Agreement #

dated                    2006

city of                                                                                                  200

                       (OGRN              ), hereinafter referred to as the “Principal”, represented by its                            , acting pursuant to, on one side, and                             (OGRN                             ), hereinafter referred to as the “Agent”, represented by                               ,  acting pursuant to, on other side, collectively referred to as the “Parties”, have executed this Statement as follows:

1.        By this Statement the Agent has transferred, and the Principal has accepted video recordings in the number of                (                             );                                                          (required identifiers).

2.        This Statement shall become effective upon signing.

3.        This Statement shall be made in two equally binding counterparts with one copy for each Party.

SIGNATURES OF THE PARTIES

Principal	Agent

( ) Stamp	( ) Stamp

2. In all other matters the Parties shall be governed by the provisions of the Agreement.

3. This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of Parties:

Agent:	The Principal:

Stamp	Stamp

APPENDIX 5

city of                                                                                                       200

                     (OGRN              ), hereinafter referred to as the “Principal”, represented by its                             , acting pursuant to, on one side, and                              (OGRN                              ), hereinafter referred to as the “Agent”, represented by                         ,  acting pursuant to, on other side, have executed this Appendix as follows:

1. With this Appendix the Parties have agreed on the following forms of the Principal’s request for the Agent’s consent to the contracting of the regional advertising placements by the Principal:

Request Form:

“In accordance with the provisions of the Agency Agreement No                               dated                          г.                                                                           (Principal) requests your consent to the execution of the advertising agreement on the following terms and conditions:

Item	Client	Advertising Campaign and/or Brand Title	Advertising Placement Period	Price of Advertising	Advertising to be Placed

On behalf of the Principal:

                              (                                     ) seal here

                                            200

2.   This Appendix shall come into effect simultaneously with and shall be an integral part of the Agreement.

3.             This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of the Parties:

Principal:	Agent:

Appendix 2

To Supplementary Agreement of July 11, 2007

to Agreement No VT-23/0106 dated January 30, 2006,

made between

CTC Media, Inc.

CJSC “Video International Group of Companies”

and CJSC “Video International “Trend””

Moscow  July 11, 2007

The Parties agreed to amend and modify the Appendix effective as of July 11, 2007 and replace the Distribution Schedule for Base Amounts of Sales by the Broadcasters for April to December of 2007 with the following one:

Individual Minimum Sales and Individual Target Sales

in respect of the

Broadcasters listed below

for April – December of 2007

		Broadcasting	Individual Minimum Sales/Individual Target Sales (VAT inclusive) $ inclusive Agency’s/Agency Companies’ Fees
Item	City/TV Channel	Company	Q2	Q3	Q4	Total

1	Moscow / CTC	OOO “Marathon-TV”	[**]	[**]	[**]	[**]
2	Moscow / Domashny	OAO “Teleexpress”	[**]	[**]	[**]	[**]
3	St.- Petersburg / CTC	ZAO “Telecompany “Channel 6”	[**]	[**]	[**]	[**]
4	St.- Petersburg / Domashny	ZAO “Nevsky channel”	[**]	[**]	[**]	[**]
5	Kazan / CTC	ZAO “Channel 6”	[**]	[**]	[**]	[**]
6	Samara / CTC	ZAO “Radio-Volga-TV”	[**]	[**]	[**]	[**]
7	Samara / Domashny	ZAO “Orion TV”	[**]	[**]	[**]	[**]
8	Nizhniy Novgorod / CTC	OOO “NTK”	[**]	[**]	[**]	[**]
9	Omsk / CTC	ZAO “Zodiac”	[**]	[**]	[**]	[**]
10	Rostov – on – Don / CTC	ZAO “YuRKh”	[**]	[**]	[**]	[**]
11	Vladivostok / CTC	OOO “CTC-Voshod”	[**]	[**]	[**]	[**]
12	Perm / CTC	ZAO “TV-Maxima”	[**]	[**]	[**]	[**]

13	Perm / Domashny	OOO “Telecompany “T-8”	[**]	[**]	[**]	[**]
14	Volgograd / CTC	OOO “CTC-Volgograd”	[**]	[**]	[**]	[**]
15	Voronezh / CTC	OOO “VTK”	[**]	[**]	[**]	[**]
16	Voronezh /Domashny	OOO “PKF “Radiosvyaz”	[**]	[**]	[**]	[**]
17	Tver / CTC	ZAO “TRK “Guberniya”	[**]	[**]	[**]	[**]
18	Ufa / CTC	OOO “CTC-Ufa”	[**]	[**]	[**]	[**]
19	Barnaul / CTC	OOO “Vega TV”	[**]	[**]	[**]	[**]
20	Novosibirsk / CTC	OOO “Television station “Mir”	[**]	[**]	[**]	[**]
21	Kemerovo / Domashny	OOO “TVTz-Tom”	[**]	[**]	[**]	[**]
	Total minimal		[**]	[**]	[**]	[**]
	Total Target		[**]	[**]	[**]	[**]

SIGNATURES OF THE PARTIES

On behalf of CTC	On behalf of the Company

(A.E. Rodnyansky)	(S.A. Vasiliev)

(V.S.Khanumyan)
/

On behalf of the Agency

(T.A. Vavilova) seal here